For Immediate Release

Contacts:
Peerless Systems Corporation: John Rigali Chief Financial Officer (310) 297-3172	Investor Contact: Geoff High Pfeiffer High Investor Relations, Inc. (303) 393-7044

Peerless Systems Announces Appointment of
William B. Patton as Independent Director;
President and CEO Rick Roll Also Appointed to Board

EL SEGUNDO, Calif., April 20, 2007 - Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today announced that William B. Patton, Jr. has been appointed to the Company’s board of directors effective April 17, 2007. Patton, 71, will serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee, and as chairperson of the Compensation Committee.

Patton is a seasoned technology senior executive active in corporate directorships and private investing. He currently is a senior advisor to The Gores Group, LLC, a position he has held since March 2004. Over the same period, he has served as non-executive chairman of the board of Real Software Group, a public company located in Belgium, and as a member of the board of Proxicom, a private company; of both of which The Gores Group, LLC is a major shareholder.

Since July 2006, Mr. Patton also has been executive chairman of the management board of Four Star Acquisitions, a private company he founded. Prior to his semi-retirement in 1998, Patton served as executive chairman of the board of MicroOptical Devices, one of the world’s leading developers of vertical cavity surface emitting laser technology. Prior to joining MicroOptical in 1996, Mr. Patton was an elected officer and one of the three members of the Office of President of Unisys Corporation and was chairman of Unisys’ Federal Systems Group. Prior to that he served Unisys as senior vice president.

Active in civic and professional organizations, Patton is a co-founder of the United States Academic Decathlon. He also has served on two not-for-profit boards: the board of trustees of the University of Missouri at Rolla from 2003 to the present, and as an “Ambassador” member of the Foundation Board of the University of California, Irvine, from 1984 to 2006. He holds an A.B. in business from Santa Monica City College, a bachelor of science in engineering from the University of Missouri at Rolla, and has completed the Program for Management Development at Harvard University and a post-graduate program at Brookings Institute in Washington, D.C.

Patton fills a vacancy created by the resignation of Thomas G. Rotherham, who resigned from the Peerless board and Audit Committee, effective December 31, 2006. As a result of the appointment of Mr. Patton to the board of directors and the Audit Committee, Peerless has been advised by Nasdaq that it has regained compliance with Nasdaq's audit committee composition requirement under Rule 4350(d)(2)(A).

Peerless also announced that Richard L. Roll, president and chief executive officer, will serve as a director of the Company effective April 17, 2007. Roll replaces Howard J. Nellor, who resigned as a director effective as of April 16, 2007. Mr. Nellor is the former president and CEO of Peerless, and served as a director beginning in November 2000. He will continue as a consultant to the Company pursuant to a consulting agreement entered into on December 15, 2006.

“Bill Patton possesses a wealth of public company and technology-related experience, and we look forward to his contributions on Peerless’ board,” Roll said. “I am pleased to be joining Bill and our other talented directors as we help chart the Company’s long-term direction. I want to express my gratitude to Howard Nellor for his many contributions during his tenure on the board, and I look forward to his assistance as a company consultant going forward.”

Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the statement that Mr. Patton will serve as a member of the Audit Committee and the Nominating and Governance Committee, and as Chairperson of the Compensation Committee. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements.

The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.